EXHIBIT 10.4

CONSTRUCTION/TERM LOAN NOTE

$24,650,000.00	May 9, 2008

For value received, the undersigned, BLACKHAWK BIOFUELS, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to the order of FIFTH THIRD BANK, a Michigan banking corporation, (the “Lender”) in lawful money of the United States of America, the principal sum of Twenty-Four Million Six Hundred Fifty Thousand and 00/100 Dollars ($24,650,000.00) or such lesser amount as may be disbursed hereunder, together with interest on each disbursement of the aforesaid principal sum, from the date of such disbursement, at the rate provided for herein.

This Construction/Term Loan Note (the “Note”) is the Construction/Term Loan Note referred to in, and is issued pursuant to, that certain Loan Agreement between Borrower and Lender dated of even date herewith (as amended or otherwise modified from time to time, the “Loan Agreement”), and is entitled to all of the benefits and security of the Loan Agreement.  All of the terms, covenants and conditions of the Loan Agreement and all other instruments evidencing or securing the indebtedness hereunder are hereby made a part of this Note and are deemed incorporated herein in full.  All capitalized terms used herein, unless otherwise specifically defined in this Note, shall have the meanings ascribed to them in the Loan Agreement.

Interest hereunder shall (i) accrue on the principal amount outstanding at the end of each day at a variable rate per annum as set forth in Section 3.1 of the Loan Agreement and (ii) be computed on the basis of actual days elapsed over the period of a 360-day year.

Upon or after the occurrence and during the continuation of any Event of Default hereunder, under the terms of the Leasehold Mortgage (as hereinafter defined), or under the Loan Agreement, the outstanding principal balance of this Note shall bear interest at a variable rate per annum equal to the Default Rate.

The principal amount and accrued interest of this Note shall be due and payable on the dates and in the manner set forth in the Loan Agreement.

Lender is authorized to rely on the oral or written loan requests, including facsimile, telecopy or telegraphic loan requests, which Lender believes in its good faith judgment to emanate from a properly authorized representative of Borrower, whether or not that is in fact the case.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto.

This Note is secured by, among other things, a Mortgage of Leasehold, Security Agreement, Assignment of Rents and Leases and Fixture Filing executed and delivered as of the date hereof, encumbering certain real estate in the County of Vermilion, Illinois (hereinafter, as amended, restated or replaced from time to time, the “Leasehold Mortgage”), which Leasehold Mortgage secures future advances and future obligations.

Payments of principal and interest shall be made to Lender by wire transfer, in immediately available funds, before 12:00 noon, St. Louis, Missouri time, on the appropriate due date, at its offices located at 8000 Maryland Avenue, Suite 1400, St. Louis, MO 63105; or in such other manner as Lender may elect from time to time.  If any payment is due on a day other than a business day, such payment shall be due on the next succeeding business day.  Failure to make payments on this Note as required under the terms hereof (subject to any cure rights contained in the Loan Agreement) and under the terms of the Loan Agreement shall constitute an Event of Default hereunder.  All payments due under this Note and not received within fifteen (15) days following the date due hereunder shall be subject to a late payment fee of five percent (5%) of the amount of said late payment.

Borrower may prepay this Note in accordance with and subject to the terms of the Loan Agreement.  No amounts repaid under this Note may be reborrowed.

Upon the occurrence of an Event of Default hereunder or under any of the other Loan Documents, including, without limitation, the Loan Agreement or the Leasehold Mortgage, Lender shall be entitled, at its option, to declare the then outstanding principal balance and accrued interest hereof to be, and the same shall thereupon become, immediately due and payable without notice to or demand upon Borrower, all of which Borrower hereby expressly waives.

Time is of the essence of this Note.  To the fullest extent permitted by applicable law, Borrower, for itself and its successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, and any and all other notices, demands and consents in connection with the delivery, acceptance, performance, default or enforcement of this Note, and hereby consents to any extensions of time, renewals, releases of any party to or guarantor of this Note, waivers and any other modifications that may be granted or consented to by Lender from time to time in respect of the time of payment or any other provision of this Note.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.  No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy.  Lender, at its option, may enforce its rights against any collateral securing this Note without enforcing its rights against Borrower, any guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower.  Borrower agrees that, without releasing or impairing Borrower’s liability hereunder, Lender may at any time release, surrender, substitute or exchange any collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

This Note shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Missouri.

Mo.Rev.Stat. §  432.047 Required Statement.  “Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable, regardless of the legal theory upon which it is based that is in any way related to the credit agreement.  To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.”

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Borrower has caused this Note to be executed and delivered by its duly authorized representative as of the date first above written.

BLACKHAWK BIOFUELS, LLC

By:	/S/ Ronald L. Mapes
Ronald L. Mapes, Chair

Signature Page